                                                                       EXHIBIT 5


                            INTERCREDITOR AGREEMENT


         This Intercreditor Agreement, dated as of March 29, 1994 (this "Agreement"), is made by and between Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Warburg") and The Prudential Insurance Company of America, a New Jersey corporation ("Prudential").

                                    RECITALS

         A. Pursuant to a certain Senior Note, Subordinated Note, and Revolving Credit Note Agreement, dated as of November 2, 1992 (the "Prudential Note Agreement"), as modified by a certain Modification to Note and Security Agreement, dated as of March 29, 1994, by and between Grubb & Ellis Company (the "Company") and Prudential (collectively, the "Prudential Security Agreement"), Company became indebted to Prudential, among other things, in an amount as set forth in and more fully defined as the "Senior Debt" in the Prudential Note Agreement (the "Senior Debt").

         B. Pursuant to a certain Loan and Security Agreement entered into as of March 29, 1994 by and between Company and Warburg (the "Warburg Loan Agreement"), Company became indebted, or will become indebted to Warburg in an amount or amounts equal to the lesser of (i) Ten Million Dollars, and (ii) the unpaid principal amount of all advances made by Warburg as the Loan under, and as defined in, the Warburg Loan Agreement (the "Warburg Debt").

         C. Company's obligations under each of the Prudential Note Agreement and the Warburg Loan Agreement (collectively the "Loan Agreements" or singular, a "Loan Agreement") are secured by a security interest in all of Company's right, title, and interest in and to certain personal property (as defined in the Prudential Security Agreement and the Warburg Loan Agreement as the "Collateral"), including a certain Cash Collateral Account, all as set forth in and defined under the Prudential Security Agreement and the Warburg Loan Agreement.

         D. In connection with the grant of a security interest by Company in favor of Warburg and Prudential, respectively, the parties have established a Cash Collateral Account pursuant to a certain Cash Collateral Account Agreement, dated as of March 29, 1994, among such parties and Bank of America NT&SA (the "Bank.")

         E. Prudential and Warburg (the "Lenders") wish to set forth their agreement with respect to the Collateral, each Lender's respective rights in and to the Collateral, and the allocation of the Collateral between each Lender;

         Now, therefore, Prudential and Warburg agree as follows:

                                   AGREEMENT

         Section I. Defined terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Cash Collateral Account Agreement.

         Section II.      Sharing of Security.

                 2.1 Right to Payment. Prior to the issuance of a Notice of Blockage, as defined in the Cash Collateral Account Agreement, from a Notifying Lender, Warburg may receive repayments or prepayments pursuant to the terms of the Warburg Loan Agreement, and Prudential specifically consents that such repayments and prepayments may be made from the Collateral until such time as an Event of Default shall have occurred and be continuing under the Warburg Loan Agreement or the Prudential Security Agreement. From on and after the issuance of a Notice of Blockage, withdrawal of funds from the Cash Collateral Account shall be made in accordance with the allocation formula set forth in
Section 3.2, below.

                 2.2 Interest in Collateral. Each Lender shall share an undivided interest in the Collateral and all proceeds thereof as defined in
Section 3, below, provided, however, that Prudential's interest in the Collateral shall be, and is junior to Warburg's interest in the Collateral.

                 2.3 Shared Benefit of Liens. Each Lender hereby acknowledges and agrees that it holds its lien upon and security interest in the Collateral and may exercise its rights and remedies with respect to the Collateral only as set forth herein.

                 2.4 Liens Governed by Intercreditor Agreement. The provisions of this Agreement shall govern each Lender's rights and interests in and to the Collateral and all proceeds thereof.

         Section III.     Enforcement of Remedies.

                 3.1 Title. Upon the occurrence of an Event of Default under the Prudential Security Agreement or the Warburg Loan Agreement, each Lender shall be entitled to enforce its rights and remedies under its respective Loan Agreement, including, without limitation, its recourse to the Collateral and the issuance of a Notice of Blockage with respect to the Collateral held by the Bank, only in a manner consistent with this Agreement, as follows:

                 (a) Warburg. Warburg may issue a Notice of Blockage with respect to the Collateral held by the Bank, and otherwise enforce its rights and remedies under the Warburg Loan Agreement at any time upon the occurrence of an Event of Default under the Warburg Loan Agreement;

                 (b) Prudential. Prudential shall be entitled to issue a Notice of Blockage upon the occurrence of an Event of Default under the Prudential Security Agreement only after three Business Days notice to Warburg of Prudential's intention to issue a Notice a Blockage to the Bank, provided, however, that if the Event of Default upon which Prudential intends to issue the Notice of Blockage arises solely as a result of the occurrence of an Event of Default under the Warburg Loan Agreement, and within such three Business Days, Warburg notifies Prudential in writing that Warburg has waived the relevant Event of Default, Prudential shall withdraw its Notice of Blockage.

                 (c) Warburg shall take possession of the Collateral after issuance of a Notice of Blockage pursuant to the Cash Collateral Account Agreement whether Prudential or Warburg is the Notifying Lender.

                 3.2 Allocation of Receipts. During the term of this Agreement, from, on and after the date of the occurrence of an Event of Default under either the Warburg Loan Agreement or the Prudential Security Agreement, and upon the issuance of a Notice of Blockage to the Bank by a Lender (the "Notifying Lender") under the Cash Collateral Account Agreement, the Collateral shall be applied by Warburg, as follows:

                 (a) First: to the payment in full of all Broker Fees (as defined in the Loan Agreements) pursuant to the terms of the applicable Loan Agreements;


                 (b) Second: to Warburg, but only as long as the Warburg Debt and other obligations by Company under the Warburg Loan Agreement, as entered on March 29, 1994, remain outstanding.

                 (c) Third: to Prudential, upon and on the date of the termination of the Warburg Loan Agreement either by (i) the Company's full repayment of the Warburg Debt, or (ii) the conversion of the Warburg Debt to shares of either common or preferred stock in Company, in an amount equal to the unpaid, outstanding Senior Debt owed by Company under the Prudential Note Agreement.

                 (d) Fourth: upon Company's repayment in full of the Senior Debt owing to Prudential under the Prudential Security Agreement, the remainder, if any, of monies remaining in the Cash Collateral Account shall be returned to Company.

                 3.3 Receipt of Collateral and Proceeds. To the extent any Lender receives any distribution hereunder in excess of the amounts then due such Lender, such Lender shall hold the excess in trust for the other Lender and Company and such receiving Lender shall, as soon as practicable, distribute such excess receipts to the other Lender or Company, as applicable, in such amounts as will be required to satisfy the payment priority distribution set forth in Section 3.2 above.

         Section IV.      Exercise of Remedies.

                 4.1 General. (a) The rights and remedies of each Lender to collect and enforce Company's obligations to such Lender under the applicable Loan Agreement shall be exercised only in a manner consistent with the terms of the applicable Loan Agreements, the Cash Collateral Account Agreement and this Agreement.

                 4.2 Foreclosure. Subject to the provisions of this Agreement, each Lender may exercise all of its respective remedies under its Loan or Security Agreement, including foreclosure permitted thereunder, at any time following the occurrence and continuance of any Event of Default under the applicable Loan Agreement, provided, however, that, upon foreclosing against the Cash Collateral Account, Warburg shall instruct the Bank pursuant to the Cash Collateral Account Agreement, to distribute available funds in the Cash Collateral Account to each of the Lenders as set forth in this Agreement.

                 4.3 Notices of Default. Any notice required to be given by a Lender to Company under either of the Loan Agreements in respect of defaults, notices of default, or enforcement of remedies shall likewise be given by such Lender to the other Lender contemporaneously with the issuance of such notice to Company.

         Section V.  Miscellaneous.

                 5.1 Termination. This Agreement shall terminate upon the first to occur of the date on which the Company's obligations to Warburg under the Warburg Loan Agreement or the Company's obligations to Prudential under the Prudential Note Agreement shall have been paid in full, or the Warburg Debt or the Senior Debt, as applicable, shall have been terminated.

                 5.2 Notices. Except as expressly provided herein all notices, demands or other communications hereunder to any of the parties hereto shall be in writing and shall become effective when delivered by hand or by air courier or when received by telex, telecopier, telegram or cable in each case sent to the parties at the addresses as stated below or at such other address as any party hereto may hereafter notify the other parties in writing as aforesaid;

Lender:          Warburg Pincus Investors, L.P.
                 c/o E.M. Warburg, Pincus and Co. Inc.
                 466 Lexington Avenue, Tenth Floor
                 New York, New York 10017
                 Telephone:   (212) 878-0653
                 Telecopier:  (212) 878-9200
                 Atten.:  Reuben S. Leibowitz

Lender:          The Prudential Insurance Company of America
                 c/o The Prudential Corporate Finance Group
                 Four Gateway Center
                 100 Mulberry Street
                 Newark, New Jersey 07102-4069
                 Telephone: (201) 802-7500
                 Telecopier: (201) 802-2662
                 Atten.:   Senior Managing Director

Company:         Grubb & Ellis Company
                 One Montgomery Street
                 Telesis Tower
                 San Francisco, California 94104
                 Telephone: (415) 956-4699
                 Telecopier: (415) 274-9700
                 Atten.:     General Counsel

                 5.3 Governing Law. This Intercreditor Agreement shall be governed by and construed in an accordance with the laws of the State of California (without giving effect to principals of conflicts of law).

                 5.4 Jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of the Courts of the State of California and the United States District Court for the Northern District of California in any action, suit, or proceeding related to or in connection with this Agreement and the parties hereto consent to the service of all process, notices and papers by first class mail at the addresses set forth herein in any such action, suit, or proceeding.

                 5.5 Execution In Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

                 5.6 Amendments etc. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 5.7 Integration. This Intercreditor Agreement, together with the Loan Agreements and the Cash Collateral Account Agreement, constitute the sole agreement of the parties with respect to the subject matter hereof and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

                 5.8 Severability. Any provisions hereof prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without modifying the remaining provisions of this Agreement or its applicability to any other Agreement and any such prohibition or unenforceability in any jurisdiction shall not of its self invalidate or render such provision unenforceable in any other jurisdiction. Where, however, the provisions of such applicable law may be waived they are hereby waived by the parties hereto to the full extent permitted by law, to the end that this Agreement shall be a valid and binding Agreement enforceable in accordance with its terms.

                 5.9 Attorney's Fees. If a Lender hereto fails to perform any of its obligations under this Agreement or if any dispute arises between or among the Lenders concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorney's fees and disbursements incurred in the dispute, in enforcing any judgement thereon and in any appeal.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their authorized officers, as of the date and year first above written.



                            WARBURG, PINCUS INVESTORS LP



                            By: /s/ Reuben S. Leibowitz

                            Title:  Partner


                            THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



                            By: /s/ John P. Mullman

                            Title:  Vice President


Grubb & Ellis hereby acknowledges and consents to the terms hereof:

                            GRUBB & ELLIS COMPANY


                            By: /s/ Robert J. Hanlon, Jr.

                            Title:  Chief Financial Officer